EXHIBIT 10.6
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                              EMPLOYMENT AGREEMENT
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         THIS EMPLOYMENT AGREEMENT shall be effective on 3rd day of September,
2003 (Effective Date) between Greystone Manufacturing, L.L.C. (the "Company") and Bill Hamilton ("Hamilton").

                                    RECITALS
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         WHEREAS, the Company has determined that Hamilton's services to the
Company will be of great value to the Company, and accordingly, the Company desires to enter into this Agreement with Hamilton as set forth herein in order to secure such services;

         WHEREAS, Hamilton hereby represents and warrants to the Company that he is free to work for the Company without violation of any other agreements to which Hamilton is a party;

         WHEREAS, Hamilton desires to serve as an employee of the Company on the terms set forth herein;

         NOW THEREFORE, for and in consideration of Hamilton's employment by the Company, the promises and the mutual agreements set forth herein, Hamilton and the Company agree as follows:

         1.   Employment Duties.

              (a) The Company agrees to employ Hamilton as the Manager and person in charge of the Company's beverage pallet operations in Princeton, Iowa, operating as Greystone Pallet Company ("Greystone") a wholly owned subsidiary of the Company with the duties and responsibilities generally associated with such position, and such other reasonable additional responsibilities as may be added to Hamilton's duties from time-to-time by the Company's Board of Directors (the "Board"). Hamilton shall report directly to Warren F. Kruger (the "President") of the Company.

              (b) Hamilton shall (i) diligently follow and implement all policies and decisions communicated by the President; (ii) timely prepare and forward to the President all reports and accountings as may be requested; and, (iii) devote all of his professional time, attention and efforts to the business and affairs of the Company, subject to vacations and to reasonable periods of illness and/or disability consistent with the Company's policy and applicable law. Hamilton may continue his trucking business, but only as it relates to providing trucking services to the Company at the same rates previously charged to Greystone Plastic, Inc.

              (c) The work product to be produced hereunder by Hamilton shall be considered a work made for hire as defined in the Copyright Act of 1976, and is therefore owned exclusively by the Company which vests copyright ownership of works for hire in the Company for whom the work is prepared. If any works hereunder shall be found not to be works made for hire, or ownership does not otherwise automatically vest in the Company, Hamilton shall immediately disclose and assign to Company any right, title and interest in any inventions, models, processes,
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         patents, copyrights and improvements thereon relating to services or processes or products of Company that Hamilton conceives or acquires during the employment relationship with Company or that Hamilton may conceive or acquire, during the period of (1) one year after termination of this Agreement.

         2. Term. The initial term of employment shall be five (5) years ("Initial Term") with three (3) automatic five (5) year renewal periods ("New Terms"); however, the New Terms shall not renew in the event that either party gives the other party at least ninety (90) days prior written notice of non-renewal prior to the end of the then-current term. In the event either party provides notice of non-renewal or terminates their Agreement pursuant to Section 4, Hamilton shall jointly and severally diligently assist the Company in transitioning all matters and work for which he was responsible as the Company shall direct.

         3.   Compensation.

              (a) Upon Closing the purchase of the Greystone assets of the Company, Hamilton shall be paid a total annual cash compensation as salary totaling $170,000 per year (the "Base Salary"). The company shall split the Base Salary between Hamilton as directed by Hamilton and the payments shall accrue and be due and payable in equal, or as nearly equal as practicable, semi-monthly installments.

              (b) At Closing, Hamilton will receive an option from the Company's parent company, PalWeb Corporation ("PalWeb") to purchase up to 60,000 shares of the PalWeb Common Stock each year for a period of five (5) years for a total of up to 300,000 shares. The option price and related terms and conditions shall be set in accordance with the Company's stock option plan.

              (c) Conditioned upon the beverage pallets assembled with the in-house manufactured fiberglass rods maintaining a net revenue margin (pre-tax) of at least $4.00 per pallet, the Company agrees to pay Hamilton for a period of three (3) years from the date hereof an annual bonus equal to 50% of the net cash savings resulting from the in-house manufacturing of the fiberglass rods ("In-House Rods") utilized in the beverage pallet of Greystone. (Example: the current cost is $1.50 per fiberglass rod and the actual cost (fully burdened) of producing a comparable or better In-House Rods by the Company is $0.50 per fiberglass rod, then the net cash savings would equal $1.00 per fiberglass and each year 50% of the annual savings (12 months of accumulated savings) would be bonused out to Hamilton in single or split amounts as designated by Hamilton so long as the combined split did not exceed 50% of the annual savings).

              (d) Hamilton will also be entitled to related benefits provided by the Company to other Managers and Operations officers such as:


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              (i)  The Company will provide health insurance benefits for
              Hamilton and dependents on the same basis of the other Company employees.

              (ii) Hamilton shall, upon submission of written documentation of business related expenses incurred, be reimbursed for any and all necessary, customary and usual expenses, as approved by the President and incurred by Hamilton on behalf of Company in the normal course of business.

              (iii) Hamilton shall receive three (3) weeks of paid vacation. Accrued unused vacation time shall expire at the end of each calendar year.

              (iv) The Base Salary and any bonuses, allowance payments, and all other payments shall be subject to withholding for all applicable taxes as required under applicable federal and state laws.

         4. Termination. This Agreement and Hamilton's employment can be terminated by the President of the Company as follows:

              (a) Upon the death of Hamilton; or

              (b) Upon Hamilton's permanent disability (which shall mean his inability to perform his duties and responsibilities under this Agreement for a period of at least six (6) consecutive months); or

              (c) By the Company for Cause immediately and without notice. Cause means either the joint or several conduct of Hamilton which amounts to
         (i) fraud, dishonesty or breach of fiduciary duty against the Company;
         (ii) willful misconduct, insubordination, repeated refusal to follow the reasonable directions of the President or violation of law in the course of performance of duties with the Company; (iii) repeated absences from work without a reasonable excuse; (iv) intoxication with alcohol or drugs while on the Company's premises during regular business hours; (v) having a primary residence located more than twenty
         (20) miles from the Greystone plant; (vi) a conviction or plea of guilty or NOLO CONTENDERE to a felony or a crime involving dishonesty:
         (vii) a material breach or violation of the terms of his Agreement, the Company's general employment policies or any other agreement to which Hamilton and the Company are party; or (viii) any malfeasance or misfeasance by Hamilton of his duties to the Company that is not corrected within ten (10) calendar days after notice thereof to Hamilton.

         5.   Effects of Termination.

         Upon termination:

              (a) Pursuant to Section 4 (a)(b), the Company shall pay Hamilton the Base Salary through the effective date of termination and thereafter at a rate of 25% of the Base Salary through the conclusion of the then current term of the Agreement. All other benefits, bonuses and obligations of the Company to Hamilton shall terminate upon the effective date of termination.

              (b) Pursuant to Section 4 (c), Hamilton shall be entitled to no further payments of the Base Salary or any other amounts or any benefits under his Agreement and all then accrued but unpaid amounts and benefits shall be immediately paid, and no further amounts or benefits shall accrue.

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         6.   Covenant Not to Compete and Non-Circumvention. The undersigned parties understand and agree that a substantial portion of the value of the assets being sold by Hamilton to the Company by separate agreement is based on the goodwill, know-how and customer relationships ("Intangible Assets") held and maintained by Hamilton. The undersigned parties further understand and agree that the tangible assets have a greatly diminished value if these Intangible Assets are denied to Company or otherwise circumvented or diverted by Hamilton, then material damages would result to the detriment of the Company.

         Accordingly, as further consideration for this Agreement and the purchase of Hamilton's interest in Greystone Plastics, Inc., by the Company, Hamilton covenants and agrees that he will not directly or indirectly run, advise or otherwise participate in the plastic pallet business in the U.S. during this agreement and for a period of three (3) years thereafter.

         7. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of these Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of these Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

         8. Assignment. This Agreement and the rights and obligations of the hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto. Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of the Company's successors.

         9. Notices. Except as otherwise specifically provided herein, any notice required or permitted to be given by, or to, either party pursuant to this Agreement shall be given in writing, and shall be personally delivered, or mailed by certified mail, return receipt requested, or provided by electronic transmission with a copy sent contemporaneously by certified mail, return receipt requested, at the address set forth below or at such other address as either party shall designate by written notice to the other given in accordance with this Section. Any notice complying with their Section shall be effective immediately upon personal delivery or electronic transmission, and if mailed only, on the third business day after mailing.

         10. Waiver. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. The parties agree that jurisdiction and venue for any matter arising out of or pertaining to this Agreement shall be proper only in the state courts located in Tulsa County, Oklahoma, and the federal courts having jurisdiction over the Northern District of Oklahoma, and the parties hereby consent to such venue and jurisdiction.

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         12.  Beneficiary. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and his respective successors, heirs, executors, administrators and permitted assigns.

         13. Entire Agreement. This Agreement executed contemporaneously herewith embody the entire agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Company or Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

         14. Confidentiality. The terms, conditions and existence of this Agreement shall be confidential.

         IN WITNESS WHEREOF, Hamilton and the Company have executed and delivered this Agreement as of the date first shown above.



THE COMPANY:                               EMPLOYEE:

GREYSTONE MANUFACTURING, L.L.C.


By: /s/ Warren F. Kruger                   By:  /s/ Bill Hamilton
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    WARREN F. KRUGER, PRESIDENT                 BILL HAMILTON














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